Exhibit A

MYR GROUP INC.
Consolidated Balance Sheet (Unaudited)
          As of September 30, 2004
(In Thousands)

Assets
Current Assets:
Cash and cash equivalents	$11,693
Accounts receivable:
Customers	65,724
Associated companies	--
Other	6,874
Notes receivable	2,998
Prepayments and other	14,185

101,474

Property, Plant and Equipment	11,477

Investments:
Other	1,496

1,496

Deferred Charges:
Goodwill, net	63,136
Accumulated deferred income tax benefits	1,059
Other	--

64,195

Total Assets	$178,642

Exhibit A

MYR GROUP INC.
Consolidated Balance Sheet (Unaudited)
              As of September 30, 2004
(In Thousands)

Liabilities and Capitalization
Current Liabilities:
Accounts payable
Other	$8,691
Associated companies	186
Accrued income taxes	--
Other	40,647

49,524

Capitalization:
Common stockholder's equity	128,926
Long-term debt	--

128,926

Deferred Credits:
Other	192

192

Total Liabilities and Capitalization	$178,642

Exhibit A

MYR GROUP INC.
Consolidated Statement of Operations (Unaudited)
For the Twelve Months Ended September 30, 2004
(In Thousands)

Revenues	$359,992
Expenses:
Other operation expenses	371,993
Provision for depreciation and amortization	1,501

Total expenses	373,494

Loss before Interest and Income Taxes	(13,502)
Interest expense	41
Income tax benefit	(7,331)

Net Loss	$(6,212)